Exhibit 21.1

LIST OF SUBSIDIARIES
TECOGEN INC.
a Delaware Corporation

Subsidiaries	Jurisdiction

TTcogen LLC	Delaware
Ultra Emissions Technologies Limited	Island of Jersey, Channel Islands
Tecogen.ADGE Acquisition Corp.	Delaware